Exhibit 99.2
BANK OF AMERICA CORPORATION
LIMITED POWER OF ATTORNEY
BANK OF AMERICA CORPORATION, a Delaware corporation (the "Corporation"), does hereby make, constitute, and appoint each of Kim Louise Oakley Heslop, Kelvin Kwok, Ronnie Ojera, Ally Pecarro, and Tolu Tade as an attorney-in-fact for the Corporation acting for the Corporation and in the Corporation's name, place and stead, for the Corporation's use and benefit, to bind the Corporation by their execution of those agreements, forms and documents related specifically to Section 13 and Section 16 of the Securities Exchange Act of 1934, and other large shareholder and short position regulatory reporting requirements in other jurisdictions.
Any documents executed by an attorney-in-fact in accordance with this Limited Power of Attorney shall fully bind and commit the Corporation and all other parties to such documents may rely upon the execution thereof by the attorney-in fact as if executed by the Corporation and as the true and lawful act of the Corporation.
This Limited Power of Attorney shall automatically terminate as to the authority of Kim Louise Oakley Heslop, Kelvin Kwok, Ronnie Ojera, Ally Pecarro, and Tolu Tade upon the earlier of the attorney-in-fact's resignation or termination from or transfer out of the Compliance Department; however; any such resignation, termination or transfer shall have no impact on any documents or instruments executed by any attorney-in-fact named above for the Corporation prior to such resignation, termination or transfer.
This Limited Power of Attorney shall revoke the Limited Power of Attorney executed by the Corporation on January 12, 2016; however such revocation shall have no impact on any actions taken pursuant to that Power of Attorney.
IN WITNESS WHEREOF, this Power of Attorney has been executed and delivered by the Corporation to each Attorney-in-Fact on this 29th day of November, 2018.
BANK OF AMERICA CORPORATION
By: /s/ Allison L. Gilliam
Name: Allison L. Gilliam
Title: Senior Vice President and Assistant Secretary
(Corporate Seal)